Exhibit 3.1

CORNERSTONE REALTY INCOME TRUST, INC.

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

ARTICLE I

PURPOSE

The name of the corporation is Cornerstone Realty Income Trust, Inc.

ARTICLE II

PURPOSE

The Corporation shall have the power to engage in any lawful business not required by the Virginia Stock Corporation Act to be stated in the Articles of Incorporation.

ARTICLE III

AUTHORIZED SHARES

3.1 Number and Designation.

(a) The Corporation shall have authority to issue 100,000,000 Common Shares.

(b) The Corporation shall have authority to issue 25,000,000 preferred shares, without par value. Notwithstanding anything to the contrary in these Articles of Incorporation, the Board of Directors, by adoption of an amendment of these Articles of Incorporation, may fix in whole or in part the preferences, limitations and relative rights, within the limits set forth in the Virginia Stock Corporation Act, of any series within the preferred shares before the issuance of any shares of that series.

3.2 Preemptive Rights.    No holder of outstanding shares shall have any preemptive right with respect to (i) any such shares of any class of the Corporation, (ii) any warrants, rights or options to purchase any such shares, or (iii) any obligations convertible into any such shares or into warrants, rights or options to purchase any such shares.

ARTICLE IV

COMMON SHARES

4.1 Voting Rights. The holders of outstanding Common Shares shall, to the exclusion of the holders of any other class of shares of the Corporation, have the sole power to vote for the election of directors and for all other purposes without limitation, except (i) as otherwise provided in the Articles of Amendment establishing any series of preferred shares, or (ii) as may be required by law.

4.2 Distributions. The Corporation’s Board of Directors shall have the authority to declare dividends from funds available for such purposes under the Virginia Stock Corporation Act and shall declare such dividends to the extent necessary to ensure the Corporation’s qualification as a real estate investment trust under the Internal Revenue Code of 1986, as the same may be amended from time to time (the “Code”). Subject to the rights of the holders of shares, if any, ranking senior to the Common Shares as to dividends or rights in liquidation, dissolution or winding up of the affairs of the Corporation, the holders of outstanding Common Shares shall be entitled to receive, if, when and as declared by the Board of Directors, dividends and distributions of the net assets of the Corporation upon the liquidation, dissolution or winding up of the affairs of the Corporation.

ARTICLE V

REGISTERED OFFICE AND REGISTERED AGENT

The address of the registered office of the Corporation, which is located in the City of Richmond, Virginia, is c/o McGuireWoods, 901 East Cary Street, Richmond, Virginia 23219. The initial registered agent of the Corporation is Leslie A. Grandis, Esq., whose business office is identical with the registered office and who is a resident of Virginia and a member of the Virginia State Bar.

ARTICLE VI

LIMIT ON LIABILITY AND INDEMNIFICATION

6.1 Limit on Liability. In every instance in which the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of liability of directors or officers of a corporation to the corporation or its shareholders, the directors and officers of this Corporation shall not be liable to the Corporation or its shareholders.

6.2 Mandatory Indemnification. The Corporation shall indemnify any individual or entity who is, was or is threatened to be made a party to a civil, criminal, administrative, investigative or other proceeding (including a proceeding by or in the right of the Corporation or by or on behalf of its shareholders) because such individual or entity is or was a director, officer or affiliate (as hereinafter defined) of the Corporation or of any legal entity controlled by the Corporation, or is or was a fiduciary of any employee benefit plan established at the direction of the Corporation, against all liabilities and reasonable expenses incurred by him or it on account of the proceeding, provided that the directors of the Corporation (excluding the indemnified party) determine in good faith that his or its course of conduct which caused the loss or liability was undertaken in good faith within what he or it reasonably believed to be the scope of his or its authority and for a purpose which he or it reasonably believed to be in the best interests of the Corporation or its shareholders, and further that such liabilities and expenses were not incurred because of his or its misconduct, bad faith, negligence, reckless disregard of duties or violation of the criminal law. Unless a determination has been made that indemnification is not permissible, the Corporation shall make advances and reimbursement for expenses incurred by any of the persons or entities named above upon receipt of an undertaking from him or it to repay the same if it is ultimately determined that such individual or entity is not entitled to indemnification. The

Corporation is authorized to contract in advance to indemnify any of the persons or entities named above to the extent it is required to indemnify them pursuant to the provisions of this Section 6.2.

Notwithstanding the above, indemnification will not be allowed for any liability imposed by a judgment, and costs associated therewith, including attorneys’ fees, arising from or out of a violation of federal or state securities laws associated with the public offering of the Common Shares unless (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee, or (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee, or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee.

For purposes of these Articles of Incorporation, the term “affiliate” of a specified person or entity means any other “person or entity who (i) directly or indirectly controls, is controlled by, or is under common control with the specified person or entity; (ii) owns or controls 10% or more of the outstanding voting securities or comparable equity interest in such specified person or entity; (iii) is an officer, director, partner or trustee of the specified person or entity; or (iv) if the specified person or entity is an officer, director, partner or trustee of another entity, then the entity for which that person or entity acts in any such capacity.

6.3 Miscellaneous. The rights of each person or entity entitled to indemnification under this Article shall inure to the benefit of such person’s or entity’s heirs, executors, administrators, successors or assigns. Indemnification pursuant to this Article shall not be exclusive of any other right of indemnification to which any person or entity may be entitled, including indemnification pursuant to a valid contract, indemnification by legal entities other than the Corporation, and indemnification under policies of insurance purchased and maintained by the Corporation or others. However, no person or entity shall be entitled to indemnification by the Corporation to the extent such person or entity is indemnified by another, including an insurer.

6.4 Amendments.    No amendment, modification or repeal of this article shall diminish the rights provided hereunder to any person or entity arising from conduct or events occurring before the adoption of such amendment, modification or repeal.

ARTICLE VII

BOARD OF DIRECTORS

Commencing with the 1996 Annual Meeting of Shareholders, the Board of Directors shall be divided into three classes, denominated as Class I, Class Il and Class III, each as nearly equal in number to the other two as possible. At the 1996 Annual Meeting of Shareholders, directors of Class I shall be elected to hold office for a term expiring at the 1997 Annual Meeting of Shareholders; directors of Class II shall be elected to hold office for a term expiring at the 1998 Annual Meeting of Shareholders; and directors of Class III shall be elected to hold office for a term expiring at the 1999 Annual Meeting of Shareholders. At each Annual Meeting of Shareholders after 1996, the successors to the class of directors whose terms shall then expire shall be identified as being of the same class of directors they succeed and shall be elected to hold office for a term expiring at the third succeeding Annual Meeting of Shareholders. When the number of directors is changed, any newly created directorships or any decrease in directorships shall be so apportioned among the classes by the Board of Directors as to make all classes as nearly equal in number as possible.

ARTICLE VIII

AMENDMENT

These Articles may be amended at any time, and from time to time, upon the vote of a majority of the holders of the outstanding Common Shares of the Corporation, with each share entitled to one vote.

ARTICLE IX

SERIES A CONVERTIBLE PREFERRED SHARES

9.1 Designation, Number and Rank.    Twelve Million Seven Hundred Thousand (12,700,000) authorized but unissued Preferred Shares (no par value) are hereby designated as a series of Preferred Shares to be called the Series A Convertible Preferred Shares (the “Series A Preferred Shares”). The Series A Preferred Shares shall, with respect to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, rank (a) senior to all classes or series of Common Shares and to all equity securities issued by the Corporation the terms of which provide that such equity securities shall rank junior to such Series A Preferred Shares; (b) on a parity with all equity securities issued by the Corporation the terms of which provide that such equity securities shall rank on a parity with the Series A Preferred Shares; and (c) junior to all other equity securities issued by the Corporation. The Corporation retains the power and authority to issue Preferred Shares which rank senior to or on a parity with the Series A Preferred Shares as to dividends or as to rights in liquidation, but only if, at the time of and after giving effect to the issuance of Preferred Shares which rank senior to the Series A Preferred Shares, the sum of (i) the aggregate liquidation preferences of all Preferred Shares which rank senior to the Series A Preferred Shares, and (ii) the aggregate liquidation preferences of all of the Series A Preferred Shares, does not exceed 20% of the Corporation’s Total Assets (as hereinafter defined), as disclosed on the balance sheet of the Corporation most recently filed on a report with the United

States Securities and Exchange Commission. For the purposes of this Section 9.1, “Total Assets” as of any date means the sum of (a) Undepreciated Real Estate Assets and (b) all other assets of the Corporation determined in accordance with generally accepted accounting principles (but excluding intangibles). “Undepreciated Real Estate Assets” as of any date means the cost (original cost plus capital improvements) of real estate assets of the Corporation on such date, before depreciation and amortization, determined in accordance with generally accepted accounting principles.

9.2	Dividends.

(a) The holders of the outstanding Series A Preferred Shares shall be entitled to receive, if, when and as declared by the Board of Directors, out of any funds legally available therefor, cash dividends at the Specified Rate (as hereinafter defined), and no more, payable in quarterly installments on the 20th day of January, April, July and October of each year (each, a “Dividend Payment Date”) commencing on the 20th day of October, 1999. The “Specified Rate” shall be the rate per annum per Series A Preferred Share set forth in the following table:

Dividend Rate Per Annum Per Series A Preferred Share	Period from Date of Issuance of Series A Preferred Share
$2.125	Year 1
$2.250	Year 2
$2.375	Year 3 and thereafter

Dividends shall be cumulative and shall accrue on the Series A Preferred Shares from and after the date of issue thereof, whether or not such dividends shall be declared or there shall be funds of the Corporation legally available for the payment of such dividends for any given dividend period. If any Dividend Payment Date occurs on a day that is not a business day, any accrued dividends otherwise payable on such Dividend Payment Date shall be paid on the next succeeding business day. The amount of dividends payable on Series A Preferred Shares for each full dividend period shall be calculated by dividing by four (4) the Specified Rate set forth in this paragraph (a). Dividends payable in respect of the first dividend period and any subsequent period which is less than a full dividend period in length will be calculated on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be paid to the holders of record of the Series A Preferred Shares as their names appear on the stock records of the Corporation at the close of business on the applicable record date (the “Dividend Record Date”), which shall be the same day as the record date for any dividend payable on the Common Shares with respect to the same period or, if no such Common Shares dividend is payable, then the Dividend Record Date for such Dividend Payment Date shall be the Friday occurring between the tenth and sixteenth days of the calendar month in which the applicable Dividend Payment Date falls or on such date as shall be fixed by the Board of Directors at the time of declaration of the dividend, which shall be not less than 10 nor more than 30 days prior to the Dividend Payment Date. “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City, New York are authorized or required by law, regulation or executive order to close.

(b) When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Shares and any other Preferred Shares ranking on a parity as to dividends with the Series A Preferred Shares, all dividends declared on the Series A Preferred Shares and any other Preferred Shares ranking on a parity with the Series A Preferred Shares shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Shares and such other Preferred Shares for the same or similar dividend period shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Shares and such other Preferred Shares bear to each other.

(c) Unless (i) Full Cumulative Dividends (as hereinafter defined in Section 9.7) (to the extent that the amount thereof shall have become determinable) on all outstanding Series A Preferred Shares and any outstanding Preferred Shares ranking senior to or on a parity with the Series A Preferred Shares as to dividends for all past dividend periods shall have been declared and paid, or declared and a sum sufficient for the payment thereof set apart, and (ii) unless all mandatory sinking fund payments required pursuant to the terms of any outstanding Preferred Shares ranking senior to or on a parity with the Series A Preferred Shares as to rights in liquidation shall have been paid, then (i) no dividend (other than a dividend payable solely in shares ranking junior to the Series A Preferred Shares) shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of the Corporation ranking junior to the Series A Preferred Shares as to dividends; (ii) no other distribution shall be made with respect to any shares of the Corporation ranking junior to the Series A Preferred Shares as to rights in liquidation; (iii) no shares of the Corporation ranking junior to the Series A Preferred Shares as to dividends or rights in liquidation shall be purchased, redeemed or otherwise acquired for value by the Corporation or by any Subsidiary; and (iv) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition for value of any shares of the Corporation ranking junior to the Series A Preferred Shares as to dividends or rights in liquidation by the Corporation or any Subsidiary.

(d) Dividends in respect of any past dividend periods that are in arrears may be declared and paid at any time to holders of record of the Series A Preferred Shares as of the applicable Dividend Record Date.

(e) Any dividend payment made on the Series A Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

(f) Accrued but unpaid dividends on the Series A Preferred Shares will not bear interest. Holders of the Series A Preferred Shares will not be entitled to dividends in excess of Full Cumulative Dividends.

(g) No dividends on the Series A Preferred Shares shall be declared by the Board of Directors or paid or funds set apart for the payment thereof by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law. Notwithstanding the foregoing, dividends on the Series A Preferred Shares shall accrue whether or not they are declared or paid.

9.3 Voting Rights.

(a) Except for the voting rights expressly conferred by this Section 9.3, and except to the extent provided by law, the holders of the outstanding Series A Preferred Shares shall not be entitled (i) to vote at any meeting of the shareholders for election of directors or for any other purpose, or (ii) to receive notice of, or to otherwise participate in, any meeting of shareholders of the Corporation at which they are not entitled to vote.

(b) Whenever distributions payable on any Series A Preferred Shares, or on any class or series of preferred shares which ranks on a parity with the Series A Preferred Shares as to dividends (“Parity Stock”), are in arrears for six or more quarterly periods (whether or not consecutive), the number of directors then constituting the Board of Directors of the Corporation will be automatically increased by two, and the holders of the Series A Preferred Shares, voting together as a class with the holders of shares of any other class or series of Parity Stock entitled to such voting rights (collectively, the “Voting Preferred Stock”), will have the right to elect at any annual meeting of shareholders or a properly called special meeting of the holders of Voting Preferred Stock two additional directors who are nominees of any holder of Voting Preferred Stock to serve on the Corporation’s Board of Directors until all such accrued but unpaid dividends have been authorized and paid or declared with a sufficient sum for payment thereof set aside for payment. Such right of the holders of the Voting Preferred Stock to elect directors may be exercised until all dividends to which the holders of Voting Preferred Stock shall have been entitled for (i) all previous dividend periods and (ii) the current dividend period shall have been paid in full or declared and a sum of money sufficient for payment thereof set aside for payment, at which time the right of the holders of Voting Preferred Stock to elect such two additional directors shall cease, the term of such directors previously elected shall thereupon terminate, and the authorized number of directors of the Corporation shall thereupon return to the number of authorized directors otherwise in effect, but subject always to the same provisions for the renewal and divestment of such special voting rights in the case of any such future dividend arrearages in six quarterly periods.

(c) At any time when such voting power shall have vested in the holders of the Voting Preferred Stock and prior to the termination of such voting power, the Secretary of the Corporation may, and upon the written request of any holder of Voting Preferred Stock (addressed to the Secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the Voting Preferred Stock for the election of the two directors to be elected by them as herein provided; such call to be made by notice similar to that provided in the Bylaws of the Corporation for a special meeting of the shareholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the Secretary within 20 days after receipt of any such request, then any holder of Voting Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation. The directors elected at any such special meeting shall serve until the next annual meeting of the shareholders or special meeting held in lieu thereof and until their respective successors are duly elected and qualified, if such directorship shall not have previously terminated as above provided. If any vacancy shall occur among the directors elected by the holders of the Voting Preferred Stock, a successor shall be elected by the Board of Directors upon the nomination of the then-remaining director (or, if there is no such remaining director or successor thereto, by the holders of the Voting Preferred Stock) to serve until the next annual meeting of the shareholders or special meeting held in lieu thereof and until the successor is duly elected and qualified if such directorship shall not have previously been terminated as provided above.

(d) The affirmative vote of the holders of a majority of the outstanding Series A Preferred Shares, voting as a separate voting group, shall be required for the adoption of any amendment, alteration or repeal of any provision of these Articles of Amendment, or of any provision of the Articles of Incorporation of the Corporation, whether by merger, consolidation or otherwise, that adversely changes any preferences, limitations, privileges, voting power or relative rights of the Series A Preferred Shares or the holders thereof, it being understood that the authorization of, or the increase in the authorized number of shares of, any class of shares ranking senior to or on a parity with the Series A Preferred Shares as to dividends or rights in liquidation and the designation of the preferences, limitations, privileges, voting power and relative rights of any such class is not such an adverse change.

(e) Whenever the holders of Series A Preferred Shares or Voting Preferred Stock, respectively, are entitled to vote as a separate voting group on any matter pursuant to the provisions of paragraphs (b), (c) or (d) of this Section 9.3, the vote required to approve such matter shall be the affirmative vote of a majority of all the votes entitled to be cast by the respective voting group, with each share having one vote.

9.4 Redemption.

(a) The Series A Preferred Shares shall not be redeemable by the Corporation for [ five ] years after the first issuance of the Series A Preferred Shares. At any time and from time to time following the fifth anniversary of the first issuance of the Series A Preferred Shares, the Corporation may, at its option, redeem all or any portion of the outstanding Series A Preferred Shares for the Redemption Consideration (as hereinafter defined). The Redemption Consideration shall be either, or any combination of, the following amounts, as selected by the Corporation: (i) cash in the amount of the Liquidation Payment (as hereinafter defined) for the Series A Preferred Shares to be redeemed together with an amount equal to all unpaid Dividends Accrued (as hereinafter defined) thereon to the date fixed for redemption (the “Redemption Date”), or (ii) such number of Common Shares of the Corporation (rounded to the nearest one one-thousandth (1/1000) of a Common Share) as is equal to (A) the Liquidation Payment for the Series A Preferred Shares to be redeemed together with an amount equal to all unpaid Dividends Accrued thereon to the Redemption Date, divided by (B) the Conversion Price (as defined in Section 9.6); provided, that the Corporation may exercise this option to deliver Common Shares upon redemption only if for 20 trading days within the 30 consecutive trading days immediately preceding the Redemption Notice

Date (as defined in paragraph (b) of this Section 9.3) the average closing price of the Common Shares on the New York Stock Exchange equals or exceeds the Conversion Price (as defined in Section 9.6).

(b) Notice of any redemption shall be given by the Corporation, by first class mail, postage prepaid, not less than 30 nor more than 60 days prior to the Redemption Date to each holder of record of Series A Preferred Shares to be redeemed, notifying such holder of the Corporation’s election to redeem such shares. Such notice shall be mailed to such holder’s address as the same appears on the Corporation’s stock records. The date such notice is mailed shall be the “Redemption Notice Date.” No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series A Preferred Shares except as to the holder to whom notice was defective or not given. In addition to any information required by law, such notice shall state: (i) the Redemption Date; (ii) the Conversion Price and Redemption Consideration per redeemed share; (iii) the total number of Series A Preferred Shares to be redeemed; (iv) the place or places where certificates for such shares, if any, are to be surrendered for payment of the Redemption Consideration; (v) the amount per Series A Preferred Share of unpaid Dividends Accrued to the Redemption Date; (vi) that dividends on the shares to be redeemed will cease to accumulate on such Redemption Date; and (vii) that each holder of Series A Preferred Shares may exercise the conversion rights described in Section 9.6 for any such shares at any time prior to the close of business on the last full business day preceding the Redemption Date.

(c) If fewer than all of the outstanding Series A Preferred Shares are to be redeemed, the Corporation shall prorate the total number of shares to be so redeemed among the holders thereof in proportion, as nearly as may be, to the number of shares registered in their respective names. In any such proration the Corporation may make such adjustments, reallocations and eliminations as it shall deem proper by increasing, decreasing or eliminating the number of shares to be redeemed otherwise allocable to any one holder on the basis of exact proration by not more than ten shares, to the end that the numbers of shares so prorated shall be integral multiples of ten shares. If less than all of the Series A Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder (pursuant to paragraph (b) above) shall also specify the number of Series A Preferred Shares held by such holder to be redeemed. The Corporation may not redeem less than all of the outstanding Series A Preferred Shares unless Full Cumulative Dividends on all outstanding Series A Preferred Shares for all dividend periods (whether full or partial) up to and including the Redemption Date shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart.

(d) If notice of redemption of any outstanding Series A Preferred Shares shall have been duly given as herein provided, then on or before the Redemption Date the Corporation shall, as applicable, (i) cause to be issued in the name of the record holder of Series A Preferred Shares being redeemed Common Shares of the Corporation equal to the Redemption Consideration due for such Series A Preferred Shares, or (ii) cause to be paid to the record holder of Series A Preferred Shares being redeemed cash equal to the Redemption Consideration due for such Series A Preferred Shares or (iii) cause to be issued and paid some combination of (i) and (ii) equal in the aggregate to the Redemption Consideration. From and after the Redemption Date, such redeemed Series A Preferred Shares shall no longer be deemed to be outstanding for any purpose, and all rights with respect to such shares shall thereupon cease and terminate.

(e) The Corporation shall also have the right to acquire outstanding Series A Preferred Shares, otherwise than by redemption (as provided in this Section 9.4) from time to time for such consideration as may be acceptable to the holders thereof; provided, however, that if Full Cumulative Dividends on all outstanding Series A Preferred Shares for all past dividend periods shall not have been declared and paid or declared and a sum sufficient for the payment thereof set apart, and the dividend payable thereon for the next following dividend period shall not have been declared and a sum sufficient for the payment thereof set apart, neither the Corporation nor any Subsidiary shall so acquire any Series A Preferred Shares except in accordance with a purchase or exchange offer made on the same terms to all the holders of the outstanding Series A Preferred Shares.

(f) At the close of business on the Redemption Date, each holder of Series A Preferred Shares to be redeemed (unless the Corporation defaults in the payment of the Common Shares portion of the Redemption Consideration) shall be deemed to be the record holder of the number of Common Shares into which such Series A Preferred Shares are to be so redeemed.

(g) Series A Preferred Shares purchased, redeemed or otherwise acquired by the Corporation shall not thereafter be disposed of as Series A Preferred Shares but shall become authorized and unissued Preferred Shares undesignated as to series. No additional Preferred Shares may be classified as Series A Preferred Shares.

9.5 Liquidation. In the event of the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the outstanding Series A Preferred Shares shall be entitled to be paid in cash out of the assets of the Corporation a liquidation payment of $25 per share (the “Liquidation Payment”) plus an amount equal to all unpaid Dividends Accrued thereon to the date of payment, without interest, before any distribution or payment shall be made to the holders of Common Shares or any other shares of the Corporation ranking junior to the Series A Preferred Shares as to rights in liquidation. After payment to the holders of the outstanding Series A Preferred Shares of the full liquidation payment provided for in the preceding sentence, the holders of the Series A Preferred Shares as such shall have no right or claim to any of the remaining assets of the Corporation. For the purposes of the preceding two sentences, neither the consolidation of the Corporation with nor the merger of the Corporation into any other corporation, partnership, limited liability company, trust or other entity, nor the sale, lease or other disposition of all or substantially all of the Corporation’s properties and assets shall, without further corporate action, be deemed a liquidation, dissolution or winding up of the affairs of the Corporation. If the assets of the Corporation legally available for distribution to its shareholders are insufficient to pay to the holders of the Series A Preferred Shares the full amounts to which they are respectively entitled, such assets of the Corporation shall be distributed ratably to the holders of the Series A Preferred Shares and the holders of other Preferred Shares, if any, ranking on a parity with the Series A Preferred Shares as to rights in liquidation in proportion to the full amounts to which they are respectively entitled. Written notice of such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amount distributable in such circumstances shall be payable, shall be given by the Corporation by press release or announcement in a newspaper or periodical with national distribution (such as the Wall Street Journal) not less than 30 days nor more than 60 days before the payment date stated therein.

9.6 Conversion.

(a) Each holder of outstanding Series A Preferred Shares shall have the right, at any time, to convert any of such shares into Common Shares of the Corporation. The number of Common Shares into which each Series A Preferred Share shall be convertible shall be equal to the number (rounded to the nearest one one-thousandth (1/1000) of a Common Share) arrived at by dividing $25.00 by the conversion price per Common Share fixed or determined as hereinafter provided. The conversion price shall initially be Fifteen Dollars and Eighty Cents ($15.80) per Common Share, subject to the adjustments hereinafter provided (such price, as adjusted at any time, being hereinafter called the “Conversion Price”). As to Series A Preferred Shares called for redemption, each such holder shall have the right at any time prior to the close of business on the last full business day preceding the Redemption Date (unless default shall be made by the Corporation in the payment of the Redemption Consideration, in which case such right of conversion shall continue uninterrupted) to convert any of such Series A Preferred Shares into Common Shares.

(b) Each holder of outstanding Series A Preferred Shares may exercise the conversion right provided in paragraph (a) above as to all or any portion of the shares he holds by delivering to the Corporation during regular business hours, at the principal office of the Corporation or at such other place as may be designated in writing by the Corporation, a written notice stating that the holder elects to convert such shares and stating the name or names (with address and applicable social security or other tax identification number) in which the certificate or certificates for Common Shares are to be issued. Conversion shall be deemed to have been effected on the date (the “Conversion Date”) when such delivery is made if the notice is in the form required by the Corporation. As promptly as practicable thereafter the Corporation shall issue and deliver to such holder the number of Common Shares to which he is entitled. The person in whose name the Common Shares are to be issued shall be deemed to have become a shareholder of record on the Conversion Date, unless the transfer books of the Corporation are closed on that date, in which event he shall be deemed to have become a shareholder of record on the next succeeding date on which the transfer books are open; but the Conversion Price shall be that in effect on the Conversion Date.

(c) The Corporation shall issue fractional Common Shares, rounded to the nearest one one-thousandth (1/1000) of a Common Share, upon conversion of Series A Preferred Shares and will not pay cash with respect to any fractional shares.

(d) The issuance of Common Shares on conversion of outstanding Series A Preferred Shares shall be made by the Corporation without charge for expenses or for any tax in respect of the issuance of such Common Shares, but the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of Common Shares in any name other than that of the holder of record on the books of the Corporation of the outstanding Series A Preferred Shares converted, and the Corporation shall not be required to issue any Common Shares unless and until the person requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(e) Holders of Series A Preferred Shares at the close of business on a Dividend Record Date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following such Dividend Record Date and prior to such Dividend Payment Date. Except as provided in the preceding sentence, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the Common Shares issued upon such conversion.

(f) The Conversion Price shall be subject to the following adjustments:

(i) If the Corporation shall (A) pay a dividend on its outstanding Common Shares in Common Shares or subdivide or otherwise split its outstanding Common Shares into a larger number of shares, (B) combine its outstanding Common Shares into a smaller number of shares, or (C) reclassify its Common Shares, the Conversion Price in effect at the time of the record date for the happening of such event shall be adjusted so that the holder of any Series A Preferred Shares surrendered for conversion after such record date shall be entitled to receive the same aggregate number of Common Shares that such holder would have owned or have been entitled to receive after the happening of such event had such Series A Preferred Shares been converted immediately prior to such record date. An adjustment made pursuant to this subparagraph (i) shall become effective immediately upon the opening of business on the day next following the record date in the case of a dividend (except as provided in paragraph (h) of this Section 9.6 below) and shall become effective immediately upon the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification.

(ii) If the Corporation shall issue rights, warrants or options to all holders of its Common Shares entitling them (for a period expiring within 90 days after the record date mentioned below) to subscribe for or purchase Common Shares at a price per share which is less than the Current Market Value per share (as hereinafter defined) on the record date mentioned below, the Conversion Price shall be adjusted to a price determined by multiplying (A) the Conversion Price in effect immediately prior to the issuance of such rights, warrants or options by (B) a fraction, the numerator of which shall be the sum of (i) the number of Common Shares outstanding at the close of business on the record date fixed for the determination of shareholders entitled to receive such rights, warrants or options and (ii) the number of Common Shares which the aggregate exercise price of all such rights, warrants or options would purchase at such Current Market Value, and the denominator of which shall be the sum of (i) the number of Common Shares outstanding at the close of business on the record date fixed for the determination of shareholders entitled to receive such rights, warrants or options and (ii) the number of additional Common Shares offered for subscription pursuant to such rights, warrants or options. Such adjustment shall be effective immediately upon the opening of business on the day next following the record date for the determination of the shareholders entitled to receive such rights, warrants or options (except as provided in paragraph (h) of this Section 9.6 below). For the purposes of this Section 9.6(f), the “Fair Market Value” of one Common Share shall, if the Common Shares are traded in the over-the-counter market, be deemed to be the mean between the bid and asked prices on the date the value is required to be determined, as reported by NASDAQ or any similar service, and if the Common Shares are listed and traded on a national stock exchange, be deemed to be the closing price of the Common Shares for such day derived from the New York Stock Exchange Composite Tape or any similar service; provided, however, that if the Common Shares are not traded on that date, then the Fair Market Value shall be determined, in the manner as just set forth, on the most recent preceding Business Day on which the Common Shares were traded; provided further, however, that if the Fair Market Value of the Common Shares cannot be determined in accordance with the foregoing provisions (for example, if the Common Shares are not traded), the Fair Market Value of the Common Shares shall be determined in good faith by the Corporation’s Board of Directors. “Current Market Value” per Common Share on any date shall be deemed to be the average of the Fair Market Value of one Common Share on each of the 20 consecutive trading days commencing 40 trading days before such date (a trading day being a day on which securities are traded in the over-the-counter market or, if the Common Shares are then listed on any national stock exchange, on such exchange) and if the Common Shares are not then traded, the Fair Market Value of one Common Share (as determined under this Section 9.6(f)) as of the date in question.

(iii) If the Corporation shall distribute to all holders of its Common Shares any equity securities of the Corporation (other than Common Shares) or evidences of its indebtedness or assets (excluding dividends paid in cash out of funds available for dividends in accordance with applicable law), or rights, warrants or options to subscribe for or purchase securities of the Corporation (other than those referred to in subparagraph (ii) of this Section 9.6(f)), then in each case the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the close of business on the record date fixed for the determination of shareholders entitled to receive such distribution by (B) a fraction, the numerator of which shall be the Current Market Value of one Common Share (as defined in subparagraph (ii) of this Section 9.6(f)) on the record date fixed for the determination of the shareholders entitled to receive such distribution less the fair value (as conclusively determined in good faith by the Board of Directors of the Corporation) at the time of such distribution of that portion of the shares or evidences of indebtedness or assets so distributed, or of such rights, warrants or options applicable to one Common Share, and the denominator of which shall be the Current Market Value of one Common Share on the record date fixed for the determination of shareholders entitled to receive such distribution. Such adjustment shall become effective immediately upon the opening of business on the day next following such record date (except as provided in paragraph (h) of this Section 9.6 below).

(g) Notwithstanding any of the foregoing provisions of this Section 9.6, no adjustment of the Conversion Price shall be made (i) if the Corporation shall issue Common Shares or rights, warrants or options to purchase Common Shares pursuant to one or more stock purchase plans, stock option plans, stock purchase contracts, incentive compensation plans, or other remuneration plans for employees (including officers) or directors of the Corporation or its Subsidiaries adopted or approved as required by law before or after the approval of these Articles of Amendment, (ii) in respect of any right granted by the Corporation to all holders of its Common Shares to purchase Common Shares at a discount from their Current Market Value by the reinvestment of dividends paid on its Common Shares, or (iii) if the Corporation shall issue rights, warrants or options to purchase Common Shares or other shares convertible into Common Shares pursuant to one or more plans (“Shareholder Rights Plans”) which, in connection with certain acquisitions of an equity interest in the Corporation, may permit the holders of such rights, warrants or options to subscribe for or to purchase Common Shares or such other shares at a price per share which is less than the then Current Market Value thereof. However, the Corporation shall not adopt any Shareholder Rights Plans unless, in connection therewith, the Corporation provides that the holders of Series A Preferred Shares will be entitled to receive substantially similar rights, warrants or options upon conversion of their Series A Preferred Shares.

(h) If any Series A Preferred Shares are converted into Common Shares after the record date for the happening of any of the events described in subparagraphs (i), (ii) or (iii) of Section 9.6(f) but before the happening of such event, the Corporation may defer, until the happening of such event, issuing to the holder of Series A Preferred Shares so converted the additional Common Shares to which he is entitled by reason of the adjustment required pursuant to any such subparagraph.

(i) Anything in this Section 9.6 to the contrary notwithstanding, no adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least $0.10 in such price; provided, however, that any adjustments which by reason of this Section 9.6 are not required to be made shall be carried forward and taken into account in making subsequent adjustments. All calculations under this Section 9.6 shall be made to the nearest cent.

(j) Whenever the Conversion Price is adjusted pursuant to this Section 9.6, the Corporation shall (i) promptly place on file at its principal office and at the office of each transfer agent for the Series A Preferred Shares, if any, a statement, signed by the Chairman or President of the Corporation and by its Treasurer, setting forth the Conversion Price after such adjustment and setting forth in detail the facts requiring such adjustment, and shall make such statement available for inspection by shareholders of the Corporation, and (ii) as soon as practicable cause a notice to be mailed first class mail, postage prepaid to each holder of record of outstanding Series A Preferred Shares stating that such adjustment has been made and setting forth the adjusted

Conversion Price and the date on which such adjustment becomes effective. Such notice shall be mailed to such holder’s address as the same appears on the Corporation’s stock records.

(k) In the event of any reclassification or recapitalization of the outstanding Common Shares (except a change in par value or from no par value to par value or from par value to no par value, or subdivision or other split or combination of shares), or in case of any consolidation or merger to which the Corporation is a party, except a merger in which the Corporation is the surviving corporation and which does not result in any such reclassification or recapitalization, or in case of any sale or conveyance to a person or another business entity of all or substantially all of the property of the Corporation, in each case as a result of which Common Shares generally shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), effective provision shall be made by the Corporation or by the successor or purchasing business entity (i) that the holder of each Series A Preferred Share then outstanding shall thereafter have the right to convert such share into the kind and amount of stock and other securities and property receivable, upon such reclassification, recapitalization, consolidation, merger, sale or conveyance, by a holder of the number of Common Shares of the Corporation into which such Series A Preferred Shares might have been converted immediately prior thereto, and (ii) that there shall be subsequent adjustments of the Conversion Price which shall be equivalent, as nearly as practicable, to the adjustments provided for in this Section 9.5. The provisions of this paragraph (k) of this Section 9.6 shall similarly apply to successive reclassifications, recapitalizations, consolidations, mergers, sales or conveyances.

(l) Common Shares issued on conversion of Series A Preferred Shares shall be issued as fully paid shares and shall be nonassessable by the Corporation. The Corporation shall, at all times, reserve and keep available for the purpose of effecting the conversion of the outstanding

Series A Preferred Shares such number of its duly authorized but unissued Common Shares as shall be sufficient to effect the conversion of all of the outstanding Series A Preferred Shares.

(m) Series A Preferred Shares converted as provided herein shall become authorized and unissued Preferred Shares which may be designated as shares of any other series. No additional Preferred Shares, however, may be classified as Series A Preferred Shares.

9.7 Definitions. As used in these Articles of Amendment, unless the context otherwise requires, the following terms shall have the following meanings:

“Dividends Accrued” means Full Cumulative Dividends to the date as of which Dividends Accrued are to be computed, less the amount of all dividends paid with respect to the relevant shares.

“Full Cumulative Dividends” with respect to any outstanding shares of the Corporation which carry cumulative dividends (including, without limitation, the Series A Preferred Shares) means an amount equal to the dividends accrued at the full rate fixed for such shares from the date of issue to the date to which reference is made, whether such amounts or any part thereof have been declared and whether there shall be or have been any funds out of which such amount might legally be paid.

“Subsidiary” means any corporation a majority of the outstanding voting shares of which is owned, directly or indirectly, by the Corporation, by one or more Subsidiaries of the Corporation or by the Corporation and one or more Subsidiaries of the Corporation.

For the purpose of these Articles of Amendment the shares of any class of the Corporation of any class or series shall be deemed to rank as follows:

(a) senior to the Series A Preferred Shares, either as to dividends or as to rights in liquidation, if the holders of such shares shall be entitled to the receipt of dividends or of amounts distributable upon the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, as the case may be, in preference or priority to the holders of Series A Preferred Shares;

(b) on a parity with the Series A Preferred Shares, either as to dividends or as to rights in liquidation, whether or not the dividend rates, dividend payment dates, or redemption or liquidation prices per share thereof be different from those of the Series A Preferred Shares, if the holders of Series A Preferred Shares shall be entitled to the receipt of dividends or of amounts distributable upon the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority of one over the other as between the holders of such shares; and

(c) junior to the Series A Preferred Shares, either as to dividends or as to rights in liquidation, if such shares shall be Common Shares or if the holders of the Series A Preferred Shares shall be entitled to the receipt of dividends or of amounts distributable upon the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, as the case may be, in preference or priority to the holders of such shares.

ARTICLE X

SERIES B CONVERTIBLE PREFERRED SHARES

10.1 Designation, Number and Rank.    Six-hundred seven thousand (607,000) authorized but unissued Preferred Shares (no par value) are hereby designated as a series of Preferred Shares to be called the Series B Convertible Preferred Shares (the “Series B Preferred Shares”). The Series B Preferred Shares shall, with respect to rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, rank (a) senior to all classes or series of Common Shares and to all equity securities issued by the Corporation the terms of which provide that such equity securities shall rank junior to such Series B Preferred Shares; (b) on a parity with all equity securities issued by the Corporation the terms of which provide that such equity securities shall rank on a parity with the Series B Preferred Shares; and (c) junior to the Corporation’s Series A Convertible Preferred Shares and to all other equity securities issued by the Corporation. The Corporation retains the power and authority to issue Preferred Shares that rank senior to or on parity with the Series B Preferred Shares as to dividends or as to rights in liquidation.

10.2 Dividends.    The holders of outstanding Series B Preferred Shares shall not be entitled to receive dividends.

10.3 Voting Rights.

(a) The holders of the outstanding Series B Preferred Shares shall be entitled (i) except to the extent otherwise provided by law, to vote together with the Common Shares on any matter, with each Series B Preferred Share having a number of votes equal to the number of Common Shares into which such Series B Preferred Share would be convertible pursuant to Section 10.4, immediately after the close of business on the record date fixed for the meeting called to consider such matter, and (ii) to receive notice of, or to otherwise participate in, any meeting of shareholders of the Corporation at which the holders of Common Shares are entitled to vote.

(b) The affirmative vote of the holders of a majority of the outstanding Series B Preferred Shares, voting as a separate voting group, shall be required (i) on any matter with respect to which the holders of the outstanding Series B Preferred Shares are entitled to vote as a separate voting group, as provided for under the Virginia State Corporation Act (or any successor thereto) or (ii) for the adoption of any amendment, alteration or repeal of any provision of these Articles of Amendment, or of any provision of the Articles of Incorporation of the Corporation, whether by merger, consolidation or otherwise, that adversely changes any preferences, limitations, privileges, voting power or relative rights of the Series B Preferred Shares or the holders thereof, it being understood that the authorization of, or the increase in the authorized number of shares of, any class of shares ranking senior to or on a parity with the Series B Preferred Shares as to dividends or rights in liquidation and the designation of the preferences, limitations, privileges, voting power and relative rights of any such class is not such an adverse change.

(c) Whenever the holders of Series B Preferred Shares are entitled to vote as a separate voting group on any matter pursuant to the provisions of paragraph (b) of this Section 10.3, the vote required to approve such matter shall be the affirmative vote of a majority of all the votes entitled to be cast by the respective voting group, with each share having one vote.

10.4 Conversion.

(a) Each Series B Preferred Share shall convert automatically into one Common Share (as the same may be adjusted from time to time pursuant to this Section 10.4, the “Conversion Ratio”) upon: (A) the earlier to occur of (i) the first day of the calendar quarter which is after both of the following have occurred (x) the 214 unit apartment complex in Chatham County, Georgia known as “The Merritt at Whitemarsh–Phase I” (the “Project”) receives permanent unconditional certificates of occupancy on all buildings constructed pursuant to the construction agreement related thereto dated January 11, 2001 (the “Construction Agreement”) and (y) 80% of the apartment units in the Project are occupied by tenants pursuant to written leases; (ii) the first day of the calendar quarter which is at least six months after the receipt of the permanent unconditional certificate of occupancy for the last building constructed at the Project; (iii) the sale of the Project; or (iv) the date on which the Company owns, directly or indirectly, less than 100% of the ownership interest in the corporation, partnership, limited liability company or other legal entity owning the Project, or (B) at any time at the election by the Company by delivery of written notice thereof to the transfer agent or registrar for the Series B Preferred Shares.

(b) Notice of conversion shall be given by the Corporation (i) by first class mail, postage prepaid, not more than 30 days after the date upon which conversion automatically occurs pursuant to Section 10.4 (the “Conversion Date”) to each holder of record of Series B Preferred Shares, notifying such holder of the conversion of such shares and (ii) as soon as practicable by filing a current report on Form 8-K with the Securities and Exchange Commission reporting that such automatic conversion has occurred and the Conversion Date. Such notice shall be mailed to such holder’s address as the same appears on the Corporation’s stock records. The date such notice is mailed shall be the “Conversion Notice Date.” No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the conversion of any Series B Preferred Shares. In addition to any information required by law, such notice shall state: (i) the Conversion Date; (ii) the place or places where certificates for such shares, if any, are to be surrendered; and (iii) that such shareholder’s rights as a holder of the Corporation’s Common Shares began on such Conversion Date. The Corporation shall issue and deliver to such holder the number of Common Shares to which he is entitled, along with a check for any cash in lieu of fractional shares to which such holder is entitled pursuant to Section 10.4(c). The person in whose name the Common Shares are to be issued shall be deemed to have become a shareholder of record with respect to such Common Shares on the Conversion Date, unless the transfer books of the Corporation are closed on that date, in which event he shall be deemed to have become a shareholder of record on the next succeeding date on which the transfer books are open.

(c) Notwithstanding any other provision herein, the Corporation shall not issue any fractional Common Shares upon conversion of the Series B Preferred Shares. Instead, each holder of outstanding Series B Preferred Shares having a fractional interest arising upon the conversion of such shares shall, at the time of conversion, be paid an amount in cash equal to the Closing Price (as hereinafter defined) multiplied by the fraction of Common Shares to which such holder would otherwise be entitled. No such holder shall be entitled to dividends or other distributions, voting rights or any other shareholder rights in respect of any fractional share. For purposes of this Section 10.4(c), “Closing Price” shall mean the average closing price of a Common Share (as reported on the New York Stock Exchange (“NYSE”) Composite Transaction reporting system as published in The Wall Street Journal) for five Trading Days immediately preceding the Conversion Date. “Trading Day” shall mean any day on which Common Shares are traded on the NYSE.

(d) The issuance of Common Shares on conversion of outstanding Series B Preferred Shares shall be made by the Corporation without charge for expenses or for any tax in respect of the issuance of such Common Shares, but the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of Common Shares in any name other than that of the holder of record on the books of the Corporation of the outstanding Series B Preferred Shares converted, and the Corporation shall not be required to issue any Common Shares unless and until the person requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(e) If the Corporation shall (A) pay a dividend on its outstanding Common Shares in Common Shares or subdivide or otherwise split its outstanding Common Shares into a larger number of shares, (B) combine its outstanding Common Shares into a smaller number of shares, or (C) reclassify its Common Shares, the Conversion Ratio in effect at the time of the record date for the happening of such event shall be adjusted so that the holder of any Series B Preferred Shares converted after such record date shall be entitled to receive the same aggregate number of Common Shares that such holder would have owned or have been entitled to receive after the happening of such event had such Series B Preferred Shares been converted immediately prior to such record date. An adjustment made pursuant to this subparagraph (e) shall become effective immediately upon the opening of business on the day next following the record date in the case of a dividend and shall become effective immediately upon the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification.

(f) If any Series B Preferred Shares are converted into Common Shares after the record date for the happening of any of the events described in Section 10.4(e) but before the happening of such event, the Corporation may defer for a reasonable period of time, until the happening of such event, issuing to the holder of Series B Preferred Shares so converted the additional Common Shares to which he is entitled by reason of the adjustment required pursuant to any such subparagraph.

(g) Whenever the Conversion Ratio is adjusted pursuant to this Section 10.4, the Corporation shall (i) promptly place on file at its principal office and at the office of each transfer agent for the Series B Preferred Shares, if any, a statement, signed by the Chairman or President of the Corporation and by its Treasurer, setting forth the Conversion Ratio after such adjustment and setting forth in detail the facts requiring such adjustment, and shall make such statement available for inspection by shareholders of the Corporation, and (ii) as soon as practicable cause a notice to be mailed first class mail, postage prepaid to each holder of record of outstanding Series B Preferred Shares stating that such adjustment has been made and setting forth the adjusted

Conversion Ratio and the date on which such adjustment becomes effective. Such notice shall be mailed to such holder’s address as the same appears on the Corporation’s stock records.

(h) In the event of any reclassification or recapitalization of the outstanding Common Shares (except a change in par value or from no par value to par value or from par value to no par value, or subdivision or other split or combination of shares), or in case of any consolidation or merger to which the Corporation is a party, (except a merger in which the Corporation is the surviving corporation and which does not result in any such reclassification or recapitalization), or in case of any sale or conveyance to a person or another business entity of all or substantially all of the property of the Corporation, in each case as a result of which Common Shares generally shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), effective provision shall be made by the Corporation or by the successor or purchasing business entity (i) that the holder of each Series B Preferred Share then outstanding shall thereafter have the right to convert such share into the kind and amount of stock and other securities and property receivable, upon such reclassification, recapitalization, consolidation, merger, sale or conveyance, by a holder of the number of Common Shares of the Corporation into which such Series B Preferred Shares might have been converted immediately prior thereto, and (ii) that there shall be subsequent adjustments of the Conversion Ratio which shall be equivalent, as nearly as practicable, to the adjustments provided for in this Section 10.4. The provisions of this paragraph (h) of this Section 10.4 shall similarly apply to successive reclassifications, recapitalizations, consolidations, mergers, sales or conveyances.

(i) Common Shares issued on conversion of Series B Preferred Shares shall be issued as fully paid shares and shall be nonassessable by the Corporation. The Corporation shall, at all times, reserve and keep available for the purpose of effecting the conversion of the outstanding

Series B Preferred Shares such number of its duly authorized but unissued Common Shares as shall be sufficient to effect the conversion of all of the outstanding Series B Preferred Shares.

(j) Series B Preferred Shares converted as provided herein shall become authorized and unissued Preferred Shares that may be designated as shares of any other series. No additional Preferred Shares, however, may be classified as Series B Preferred Shares.

10.5 Liquidation. In the event of the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the outstanding Series B Preferred Shares shall be entitled to be paid in cash out of the assets of the Corporation a liquidation payment of $.01 before any distribution or payment shall be made to the holders of Common Shares or any other shares of the Corporation ranking junior to the Series B Preferred Shares as to rights in liquidation. For the purposes of the preceding sentence, neither the consolidation of the Corporation with nor the merger of the Corporation into any other corporation, partnership, limited liability company, trust or other entity, nor the sale, lease or other disposition of all or substantially all of the Corporation’s properties and assets shall, without further corporate action, be deemed a liquidation, dissolution or winding up of the affairs of the Corporation. If the assets of the Corporation legally available for distribution to its shareholders are insufficient to pay to the holders of the Series B Preferred Shares the full amounts to which they are respectively entitled, such assets of the Corporation shall be distributed ratably to the holders of the Series B Preferred Shares and the holders of other Preferred Shares, if any, ranking on a parity with the Series B Preferred Shares as to rights in liquidation in proportion to the full amounts to which they are respectively entitled. After payment of the full liquidation preference of the Series B Convertible Preferred Shares, and any other shares of the Corporation ranking senior to the Common Shares, the remaining assets of the Corporation, if any, shall be distributed ratably to the holders of

Common Shares and the Series B Convertible Preferred Shares, on an as-if-converted to Common Shares basis. Written notice of such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amount distributable in such circumstances shall be payable, shall be given by the Corporation by press release or announcement in a newspaper or periodical with national distribution (such as the Wall Street Journal) not less than 30 days nor more than 60 days before the payment date stated therein.

10.6 Share Rankings. For the purpose of these Articles of Amendment the shares of any class of the Corporation of any class or series shall be deemed to rank as follows:

(a) senior to the Series B Preferred Shares, either as to dividends or as to rights in liquidation, if the holders of such shares shall be entitled to the receipt of dividends or of amounts distributable upon the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, as the case may be, in preference or priority to the holders of Series B Preferred Shares;

(b) on a parity with the Series B Preferred Shares, either as to dividends or as to rights in liquidation, whether or not the dividend rates, dividend payment dates, or redemption or liquidation prices per share thereof be different from those of the Series B Preferred Shares, if the holders of Series B Preferred Shares shall be entitled to the receipt of dividends or of amounts distributable upon the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority of one over the other as between the holders of such shares; and

(c) junior to the Series B Preferred Shares, either as to dividends or as to rights in liquidation, if such shares shall be Common Shares or if the holders of the Series B Preferred

Shares shall be entitled to the receipt of dividends or of amounts distributable upon the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, as the case may be, in preference or priority to the holders of such shares.